Exhibit 99.1

Nov. 13, 2014

3PEA Reports Third Quarter 2014 Financial Results

Third Quarter Revenue Up 61% to $1.7M; Gross Margin Up 630 Basis Points to 36.7%

HENDERSON, Nev.--(BUSINESS WIRE)-- 3PEA International, Inc. (OTCBB:TPNL) (OTCQB:TPNL), a vertically integrated provider of innovative prepaid card programs and processing services for corporate, consumer and government applications, reported financial results for the third quarter ended September 30, 2014.

Q3 2014 Financial Highlights vs. Year-Ago Quarter

•	Revenues increased 61% to $1.7 million
•	Gross margin increased by 630 basis points to 36.7%
•	Net income was $31,000 compared to a net loss of $93,000

Q3 2014 Financial Results

Total revenues in the third quarter of 2014 increased 61% to $1.7 million, compared to $1.1 million in the same year-ago quarter. The increase was primarily due to new corporate incentive card programs, as well as growth in already established programs.

Gross profit in the third quarter of 2014 increased by 630 basis points to 36.7% compared to 30.5% in the year-ago quarter. The increase was primarily due to new programs utilizing the company’s higher-margin PaySign® payments platform.

Total operating expenses in the third quarter of 2014 were $580,000 compared to $401,000 in the year-ago quarter. The increase was primarily due to investments in staffing, infrastructure and processes relating to the development of several large-scale corporate incentive prepaid debit card programs developed for new customers.

Net income in the third quarter of 2014 was $31,000, or $0.00 per share, compared to a net loss of $93,000, or ($0.00) per diluted share in the year-ago quarter.

At September 30, 2014, the Company’s cash balance totalled $0.7 million compared to $1.0 million at December 31, 2013. At September 30, 2014, the Company had $0.8 million in total debt.

Management Commentary

“The momentum we established in the first half of the year has carried into the third quarter of 2014, as shown by our 61% increase in revenues,” said Mark Newcomer, President and CEO of 3PEA International. “Subsequent to the third quarter, we launched our PaySign® brand of prepaid debit card solutions, which is built on the PaySign platform. This platform provides much higher operating margins and allows us to quickly design and implement comprehensive prepaid debit card payment solutions in a variety of industries that are customizable and cost effective for our customers.

“Since its launch, we’ve reached agreements with several reputable partners, such as Visa, who will be providing marketing support as we roll out our PaySign brand. We also signed an agreement to integrate our PaySign Connect payment solution with Haemonetics’ Donor Management System, the plasma industry’s leading donor management software. These agreements with industry leaders validate our solutions in the marketplace and provide numerous avenues for growth, not only in the emerging plasma industry, but in other targeted verticals as well, such as retail, corporate incentives, payroll and universities, among others.

“We continue to aggressively pursue new business, as evidenced by our agreements with The Interstate Companies and B Positive National Blood Services, where we will serve as the exclusive plasma donor payment solution in their collective 24 centers nationwide, further expanding our presence in the plasma industry. Taking these agreements into account, we are now servicing a collective 78 plasma centers in the U.S., which is a significant increase when compared to the 25 plasma centers in the third quarter of 2013.

“We’ve also began establishing a highly experienced advisory board to counsel on important industry trends and strategic issues, present networking opportunities and provide insight and guidance into the end markets in which we are competing. Recent additions to the advisory board include Lenny Goodman, the Director of Information Technologies for The Interstate Companies, and Alex Goldberg, former Ford Motor Land Services President. We strongly believe their wide range of talents, experience and insight will significantly benefit 3PEA as we execute on our strategic growth initiatives.”

“Given the anticipated acceleration in our business,” concluded Newcomer, “we will continue to prudently invest in our operational infrastructure and professional talent to ultimately support a much larger, mature organization.”

Fiscal 2014 Outlook

The Company’s guidance for fiscal 2014 remains unchanged with expected revenues of $9.25 million to $9.75 million, which represents an increase of 47% to 55% over fiscal 2013. The company also expects record net income in fiscal 2014.

3PEA INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2014 AND DECEMBER 31, 2013

(UNAUDITED)

	September 30,	December 31,
	2014	2013
ASSETS

Current assets
Cash	$705,775	$1,027,239
Cash Restricted	6,385,418	6,905,680
Accounts Receivable	74,161	391,611
Prepaid Expenses and other assets	205,937	218,950
Total current assets	7,371,291	8,543,480

Fixed assets, net	217,520	121,078

Intangible and other assets
Deposits	4,451	4,896
Intangible assets, net	679,580	495,252

Total assets	$8,272,842	$9,164,706

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable and accrued liabilities	$1,138,131	$1,431,317
Customer card funding	6,385,418	6,905,680
Notes payable-related parties	567,990	533,000
Notes payable	211,191	187,780
Total current liabilities	8,302,730	9,057,777

Total liabilities	8,302,730	9,057,777

Stockholders' equity (deficit)
Common stock; $0.001 par value; 150,000,000 shares authorized, 39,036,106 and 38,936,106 issued and outstanding at September 30, 2014 and December 31, 2013, respectively	39,036	38,936
Additional paid-in capital	5,585,306	5,570,406
Treasury stock at cost, 303,450 shares	(150,000)	(150,000)
Accumulated deficit	(5,551,979)	(5,400,559)
Total 3Pea International, Inc.'s stockholders' equity (deficit)	(77,637)	58,783
Noncontrolling interest	47,749	48,146
Total stockholders' equity (deficit)	(29,888)	106,929

Total liabilities and stockholders' equity (deficit)	$8,272,842	$9,164,706

3PEA INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(UNAUDITED)

	For the three months ended
	September 30,
	2014	2013

Revenues	$1,707,446	$1,061,132

Cost of revenues	1,080,124	737,981

Gross profit	627,322	323,151

Operating expenses
Depreciation and amortization	36,657	10,787
Selling, general and administrative	543,413	390,033

Total operating expenses	580,070	400,820

Income (loss) from operations	47,252	(77,669)

Other income (expense)
Interest expense	(16,331)	(14,988)
Total other income (expense)	(16,331)	(14,988)

Income (loss) before provision for income taxes and noncontrolling interest	30,921	(92,657)

Provision for income taxes	–	–

Net income (loss) before noncontrolling interest	30,921	(92,657)

Net (income) loss attributable to the noncontrolling interest	156	110

Net income (loss) attributable to 3Pea International, Inc.	$31,077	$(92,547)

Net income (loss) per common share - basic	0.00	(0.00)
Net income (loss) per common share - fully diluted	0.00	N/A

Weighted average common shares outstanding - basic	38,959,183	38,951,595
Weighted average common shares outstanding - fully diluted	42,419,683	N/A

About 3PEA International

3PEA International (OTCBB:TPNL) is an experienced and trusted prepaid debit card payment solutions provider as well as an integrated payment processor that has millions of prepaid debit cards in its portfolio. Through its PaySign brand, 3PEA designs and develops payment solutions, prepaid card programs, and customized payment services. 3PEA manages programs for many of the world’s largest pharmaceutical manufacturers with copay assistance products designed to maximize new patient acquisition, retention, and adherence. 3PEA’s corporate incentive prepaid cards are changing the way corporations reward, motivate, and engage their current and potential customers, employees, and agents. 3PEA’s customizable prepaid solutions offer significant cost savings while improving brand recognition and customer loyalty. 3PEA’s customers include healthcare companies, major pharmaceutical companies and source plasma providers, large multinationals, prestigious universities, and social media companies. PaySign is a registered trademark of 3PEA Technologies, Inc. in the United States and other countries. For more information visit us at www.3pea.com or follow us on LinkedIn, Twitter and Facebook.

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. 3PEA undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Contacts

Company Contact:
3PEA International, Inc.
Brian Polan
VP Corporate Finance
1-702-749-7234
bpolan@3pea.com
www.3pea.com
or
Investor Relations:
MZ North America
Greg Falesnik
Senior Vice President
1-949-385-6449
Greg.Falesnik@mzgroup.us
www.mzgroup.us

Source: 3PEA International, Inc.